Exhibit 99.1

M/I Homes Reports
2022 First Quarter Results

Columbus, Ohio (April 27, 2022) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2022.

2022 First Quarter Highlights:
•Revenue increased 4% to $860.8 million, a first quarter record
•Pre-tax income increased 11% to $122.3 million, a first quarter record
•Net income, a first quarter record, increased 8% to $91.8 million ($3.16 per diluted share) from
2021’s $84.9 million ($2.85 per diluted share)
•Homes delivered decreased 10% to 1,823 and average sales price increased 16% to $457,000
•New contracts decreased 19% to 2,514 contracts
•Backlog units increased 1% to 5,526, an all-time quarterly record
•Backlog sales value increased 17% to $2.8 billion, an all-time quarterly record

For the first quarter of 2022, the Company reported pre-tax income of $122.3 million and net income of $91.8 million, or $3.16 per diluted share. This compares to pre-tax income of $110.3 million and net income of $84.9 million, or $2.85 per diluted share, for the first quarter of 2021.

Homes delivered in 2022’s first quarter decreased 10% to 1,823 homes. This compares to 2,019 homes delivered in 2021’s first quarter. New contracts for the first quarter of 2022 decreased 19% over 2021’s 3,109 new contracts. Homes in backlog at March 31, 2022 had a total sales value of $2.8 billion, a 17% increase from a year ago and an all-time quarterly record. Backlog units at March 31, 2022 increased 1% to an all-time quarterly record 5,526 homes, with an average sales price of $505,000. At March 31, 2021, backlog sales value was $2.4 billion, with backlog units of 5,479 and an average sales price of $433,000. M/I Homes had 176 active communities at March 31, 2022 compared to 187 communities at March 31, 2021. The Company's cancellation rate was 7% in both the first quarter of 2022 and 2021.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had strong first quarter results highlighted by record levels of revenue, income and quarter-end backlog. Our revenue increased 4% to $861 million, pre-tax income and diluted earnings per share each improved 11% to $122 million and $3.16 per share. We achieved these record first quarter results due to a 16% increase in our average closing price, a 40 basis point improvement in our gross margin to 24.8% and a 50 basis point improvement in our overhead expense ratio. Our return on equity remained strong at 26%. We are particularly pleased with these results given the unprecedented labor challenges and supply chain issues that impacted our deliveries. In addition, despite a 6% decline in community count and limiting sales in most of our communities, we achieved record backlog units and backlog sales value, with sales value improving 17% from a year ago.”

Mr. Schottenstein continued, “We ended the quarter with record shareholders’ equity of $1.7 billion, an increase of 26% from 2021, book value per share of $60, cash of $219 million, no borrowings on our $550 million credit facility and a homebuilding debt to capital ratio of 29%. During the quarter, we also repurchased $15 million of our common shares. Demand for new homes remains strong despite the increase in interest rates. Looking ahead, given our record backlog and strong backlog margins, along with a record number of new community openings planned this year, we are positioned to achieve another year of strong results in 2022.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2023.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
New contracts	2,514	3,109
Average community count	176	195
Cancellation rate	7%	7%
Backlog units	5,526	5,479
Backlog sales value	$2,788,234	$2,373,828
Homes delivered	1,823	2,019
Average home closing price	$457	$395

Homebuilding revenue:
Housing revenue	$833,163	$798,279
Land revenue	3,537	848
Total homebuilding revenue	$836,700	$799,127

Financial services revenue	24,111	29,649
Total revenue	$860,811	$828,776

Cost of sales - operations	647,702	626,585
Gross margin	$213,109	$202,191
General and administrative expense	48,783	45,205
Selling expense	41,421	45,689
Operating income	$122,905	$111,297
Other income	(16)	(160)
Interest expense	671	1,176
Income before income taxes	$122,250	$110,281
Provision for income taxes	30,411	25,415
Net income	$91,839	$84,866

Earnings per share:
Basic	$3.23	$2.92
Diluted	$3.16	$2.85

Weighted average shares outstanding:
Basic	28,424	29,015
Diluted	29,072	29,743

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2022	2021
Assets:
Total cash, cash equivalents and restricted cash (1)	$218,606	$292,900
Mortgage loans held for sale	200,455	217,524
Inventory:
Lots, land and land development	1,116,069	831,837
Land held for sale	8,377	4,085
Homes under construction	1,325,672	985,227
Other inventory	132,434	139,385
Total Inventory	$2,582,552	$1,960,534

Property and equipment - net	36,776	24,939
Investments in joint venture arrangements	57,309	33,822
Operating lease right-of-use assets	50,907	51,755
Goodwill	16,400	16,400
Deferred income tax asset	10,251	6,183
Other assets	133,255	105,503
Total Assets	$3,306,511	$2,709,560

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$—	$247,743
Senior notes due 2028 - net	395,524	394,750
Senior notes due 2030 - net	295,983	—
Notes payable - other	1,871	2,544
Total Debt - Homebuilding Operations	$693,378	$645,037

Notes payable bank - financial services operations	203,650	176,204
Total Debt	$897,028	$821,241

Accounts payable	281,387	198,216
Operating lease liabilities	51,546	52,029
Other liabilities	372,861	284,652
Total Liabilities	$1,602,822	$1,356,138

Shareholders’ Equity	1,703,689	1,353,422
Total Liabilities and Shareholders’ Equity	$3,306,511	$2,709,560

Book value per common share	$60.22	$46.37
Homebuilding debt to capital ratio (2)	29%	32%
(1)Includes $0.9 million and $0.5 million of restricted cash and cash held in escrow for the quarters ended March 31, 2022 and 2021, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2022	2021
Cash provided by operating activities	$69,326	$75,168
Cash (used in) provided by investing activities	$(6,634)	$623
Cash used in by financing activities	$(80,454)	$(43,701)

Land/lot purchases	$93,948	$92,358
Land development spending	$100,697	$71,195
Land sale revenue	$3,537	$848
Land sale gross profit	$967	$250

Financial services pre-tax income	$13,055	$19,693

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2022	2021
Net income	$91,839	$84,866
Add:
Provision for income taxes	30,411	25,415
Interest (income) expense-net of interest income	(557)	275
Interest amortized to cost of sales	7,327	8,205
Depreciation and amortization	4,188	4,110
Non-cash charges	1,831	2,102
Adjusted EBITDA	$135,039	$124,973

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2022	2021	Change
Northern	1,190	1,306	(9)%
Southern	1,324	1,803	(27)%
Total	2,514	3,109	(19)%

	HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2022	2021	Change
Northern	760	801	(5)%
Southern	1,063	1,218	(13)%
Total	1,823	2,019	(10)%

	BACKLOG
	March 31, 2022			March 31, 2021
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	2,320	$1,145	$494,000	2,320	$1,049	$452,000
Southern	3,206	$1,643	$513,000	3,159	$1,325	$419,000
Total	5,526	$2,788	$505,000	5,479	$2,374	$433,000

	LAND POSITION SUMMARY
	March 31, 2022			March 31, 2021
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,359	7,906	15,265	6,242	8,489	14,731
Southern	16,871	13,646	30,517	10,522	16,730	27,252
Total	24,230	21,552	45,782	16,764	25,219	41,983